Exhibit 99.1

ReShape Lifesciences Announces 1-for-58 Reverse Stock Split

Effective as of Commencement of Trading on September 23, 2024

IRVINE, CA – September 19, 2024– ReShape Lifesciences Inc. (Nasdaq: RSLS), the premier physician-led weight loss and metabolic health solutions company, today announced that its Board of Directors has declared a 1-for-58 reverse stock split of the company’s common stock, which will be effective for trading purposes upon the commencement of trading on September 23, 2024. At that time, each 58 shares of issued and outstanding common stock and equivalents will be converted into one share of common stock. As a result of the reverse stock split, proportional adjustments will be made to the number of shares of common stock issuable upon exercise or conversion, and the per share exercise or conversion price of the company’s outstanding warrants, stock options and convertible preferred stock, in each case in accordance with their terms. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole share. The number of authorized shares of common stock and preferred stock under the company’s certificate of incorporation will not be reduced in connection with the reverse stock split.

The reverse stock split was approved by ReShape Lifesciences’ stockholders at the company’s annual meeting of stockholders held on February 23, 2024. ReShape Lifesciences stockholders will receive instructions from the company’s transfer agent, Equiniti Trust Company, LLC, as to procedures for exchanging existing stock certificates for new certificates or book-entry shares. The new CUSIP number for the company’s common stock following the reverse stock split will be 76090R309.

About ReShape Lifesciences Inc.

ReShape Lifesciences® is America’s premier weight loss and metabolic health-solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease. The FDA-approved Lap-Band® System provides minimally invasive, long-term treatment of obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. The investigational Diabetes Bloc-Stim Neuromodulation™ (DBSN™) system utilizes a proprietary vagus nerve block and stimulation technology platform for the treatment of type 2 diabetes and metabolic disorders. The Obalon® balloon technology is a non-surgical, swallowable, gas-filled intra-gastric balloon that is designed to provide long-lasting weight loss. For more information, please visit www.reshapelifesciences.com.

Contacts

ReShape Lifesciences Investor Contact:

Paul F. Hickey

President and Chief Executive Officer

949-276-7223

ir@ReShapeLifesci.com

Investor Relations Contact:

Rx Communications Group

Michael Miller

917-633-6086

mmiller@rxir.com